Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Westport Fuel Systems Inc.

We, KPMG LLP, consent to the use of our report dated March 17, 2020, on the consolidated financial statements of Westport Fuel Systems Inc. (and subsidiaries), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and our audit report dated March 17, 2020 on the effectiveness of internal control over financial reporting which is incorporated by reference herein.

Our report refers to a change in accounting policies for leases as of January 1, 2019 due to the adoption of ASC 842, Leases.

Chartered Professional Accountants

September 18, 2020

Vancouver, Canada